Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Second Quarter 2022 Financial Results

-	Approaching full enrollment in UPLIFT clinical trial; initiated patient screening in UP-NEXT clinical trial

-	Cleared INDs for XMT-1660 and XMT-2056

-	Enhanced balance sheet with $100 million upfront option purchase fee to be paid by GSK for XMT-2056

-	Conference call today at 4:30 p.m. ET

CAMBRIDGE, Mass., August 8, 2022 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the second quarter ended June 30, 2022.

“We are incredibly pleased by all of the progress Mersana has made thus far in 2022, as we have continued to build UpRi as a potential foundational medicine in ovarian cancer, achieved key regulatory goals with XMT-1660 and XMT-2056 and entered into two exciting new strategic partnerships,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “UpRi’s advancement remains a primary focus for the organization, and we are excited to be approaching enrollment completion in UPLIFT, our potential registrational trial, and to have patient screening in UP-NEXT underway. At the same time, Mersana’s proprietary ADC platforms are allowing us to advance new candidates into the clinic while also enabling significant collaborations with Janssen and GSK. We believe these recent accomplishments have strengthened both our balance sheet and our position as an ADC leader.”

Strategic Goals, Recent Developments and Anticipated Milestones

•	Build Upifitamab Rilsodotin (UpRi), a first-in-class NaPi2b-targeting ADC, into a Foundational Medicine in Ovarian Cancer

-	Approaching Enrollment Completion in UPLIFT Registration Trial: Mersana expects to complete the enrollment of patients with platinum-resistant ovarian cancer in UPLIFT, the company’s potential registrational clinical trial, around the end of Q3 2022. The trial’s primary endpoint is the confirmed overall response rate (ORR) in approximately 100 NaPi2b high patients.

-	Initiated Patient Screening in UP-NEXT Trial: Patient screening is now underway in UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. If successful, UP-NEXT could serve as a post-approval confirmatory trial in the United States, support potential approvals outside of the United States and support UpRi’s expansion into earlier lines of therapy.

-	Dose Escalating in UPGRADE Combination Trial: UPGRADE, the company’s Phase 1/2 umbrella trial of UpRi in combination with other agents, is currently dose escalating UpRi in combination with carboplatin. Mersana expects to disclose initial interim dose escalation data in Q4 2022, with a primary focus on safety and tolerability.

•	Build Pipeline of Highly Impactful Cancer Medicines

-	Cleared IND for XMT-1660: XMT-1660 is a B7-H4-directed Dolasynthen ADC with a precise, target-optimized drug-to-antibody ratio (DAR 6) and Mersana’s clinically validated DolaLock microtubule inhibitor payload with controlled bystander effect. The U.S. Food and Drug Administration (FDA) has cleared Mersana’s Investigational New Drug (IND) application for XMT-1660, and the company plans to initiate a Phase 1 clinical trial of this candidate imminently. This trial will investigate XMT-1660 in a range of B7-H4-expressing tumors with high unmet need, including breast, endometrial and ovarian cancers.

-	Cleared IND and Announced Orphan Designation for XMT-2056: XMT-2056 is a systemically administered Immunosynthen STING agonist ADC (DAR 8) that is designed to target a novel HER2 epitope and locally activate STING signaling in both tumor-resident immune cells and in tumor cells (a “one-two punch”), providing the potential to treat patients with HER2-high or -low tumors as monotherapy or in combination with standard-of-care agents. The FDA recently cleared Mersana’s IND application for XMT-2056, and the company plans to initiate a Phase 1 clinical trial of this candidate in patients with a range of HER2 expressing tumors, such as breast, gastric and non-small cell lung cancer, in the second half of 2022. The FDA also recently granted orphan drug designation to XMT-2056 for the treatment of gastric cancer.

•	Build Mersana with Strategic Partners

-	Announced New Option Agreement with GSK: In a separate press release today, Mersana announced a global collaboration that provides GSK plc (LSE/NYSE: GSK) an exclusive option to co-develop and commercialize XMT-2056. Under the terms of the agreement, Mersana will receive an upfront option purchase fee of $100 million. Mersana also is eligible to receive up to $1.36 billion in the form of an option exercise payment and development, regulatory and commercial milestone payments if GSK exercises its option. Mersana has retained options to profit-share and to co-promote in the United States. If it exercises its profit-share option, Mersana will be eligible to receive tiered royalties on net sales outside of the United States. If Mersana does not elect to profit-share, it is eligible to receive double-digit tiered royalties on global net sales.

Second Quarter 2022 Financial Results

•	Net cash used in operating activities in the second quarter of 2022 was $44.7 million.

•	Cash, cash equivalents and marketable securities as of June 30, 2022, were $225.1 million, compared to cash and cash equivalents of $177.9 million as of December 31, 2021. Mersana expects that its available funds, together with the $100 million option payment due from GSK, will be sufficient to support its operating plan commitments into the first half of 2024.

•	Collaboration revenue for the second quarter of 2022 was $4.3 million, compared to an immaterial amount for the same period in 2021. The year-over-year increase was related to the company’s recent collaboration agreement with Janssen.

•	Research and development (R&D) expenses for the second quarter of 2022 were $41.2 million, compared to $32.0 million for the same period in 2021. Included in second quarter 2022 R&D expenses was $2.7 million in non-cash stock-based compensation. The year-over-year increase in R&D expenses was primarily related to XMT-1660- and Dolasynthen-related clinical and manufacturing costs, higher UpRi manufacturing and clinical costs and an increase in headcount.

•	General and administrative (G&A) expenses for the second quarter of 2022 were $14.8 million, compared to $8.9 million during the same period in 2021. Included in second quarter 2022 G&A expenses was $2.6 million in non-cash stock-based compensation. The year-over-year increase in G&A expenses was primarily related to an increase in consulting, professional fees, and increased headcount.

•	Net loss for the second quarter of 2022 was $52.2 million, or $0.55 per share, compared to a net loss of $40.9 million, or $0.59 per share, for the same period in 2021.

Conference Call Reminder

Mersana will host a conference call today at 4:30 p.m. ET to discuss business updates and its financial results for the second quarter of 2022. To access the call, please dial 646-307-1963 (domestic) or 800-715-9871 (international) and provide the Conference ID 4656534. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for at least 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE, a Phase 1/2 umbrella trial evaluating UpRi in combination with other ovarian cancer therapies; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana Therapeutics was named among the 2021 Top Places to Work in Massachusetts by The Boston Globe. Mersana routinely posts information that may be useful to investors on the “Investors and Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates; the potential of Mersana’s platforms and technology; the design, progression, timing and objectives of Mersana’s clinical trials or preclinical studies and the release of data from those studies and trials; the expected completion of enrollment in the UPLIFT clinical trial; Mersana’s anticipated initiation of its Phase 1 clinical trials of XMT-1660 and XMT-2056; the timing of the announcement of data from its clinical trials, including UPLIFT and UPGRADE; the ability of trial results to support marketing approvals or other objectives; the development and potential of Mersana’s pipeline of ADC candidates; Mersana’s expected cash runway; Mersana’s anticipated receipt of $100 million from GSK as consideration for entry into the option agreement; GSK’s potential exercise of its option for a license to co-develop and commercialize XMT-2056; Mersana’s options to share in U.S. profits and losses and/or to co-promote licensed products pursuant to its agreement with GSK; and potential option exercise, milestone and royalty revenues under Mersana’s collaboration and license agreements. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana’s anticipated clinical trials may not be initiated on schedule, if at all; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations, including that GSK may not exercise its option for a license; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s and its collaborators’ abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; the risk that Mersana’s projections regarding its expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; the risk that any of Mersana’s collaborators fail to make any payments owed to Mersana; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 9, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	June 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$225,128	$177,947
Working capital(1)	165,609	141,375
Total assets	252,351	206,111
Total stockholders' equity	134,034	121,741

(1) The Company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Collaboration revenue	$4,284	$11	$6,320	$21
Operating expenses:
Research and development	41,231	31,955	77,037	59,370
General and administrative	14,803	8,883	27,585	16,090
Total operating expenses	56,034	40,838	104,622	75,460
Total other income (expense), net	(469)	(86)	(1,175)	(167)
Net loss	(52,219)	(40,913)	(99,477)	(75,606)
Unrealized loss on marketable securities	(126)	-	(126)	-
Comprehensive loss	$(52,345)	$(40,913)	$(99,603)	$(75,606)

Net loss per share attributable to common stockholders — basic and diluted	$(0.55)	$(0.59)	$(1.13)	$(1.09)

Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	95,756,782	69,616,467	87,886,411	69,303,899

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com